Exhibit 99.1
News Release

Lockheed Martin Reports Third Quarter 2023 Financial Results

•Net sales of $16.9 billion, an increase of 2% year-over-year
•Net earnings of $1.7 billion, or $6.73 per share
•Cash from operations of $2.9 billion and free cash flow of $2.5 billion
•$2.5 billion of cash returned to shareholders through dividends and share repurchases
•Increased share repurchase authority by $6.0 billion to a total authorization of $13.0 billion
•Increased quarterly dividend to $3.15 per share
•Reaffirms 2023 financial outlook

BETHESDA, Md., October 17, 2023 – Lockheed Martin Corporation [NYSE: LMT] today reported third quarter 2023 net sales of $16.9 billion, compared to $16.6 billion in the third quarter of 2022. Net earnings in the third quarter of 2023 were $1.7 billion, or $6.73 per share, compared to $1.8 billion, or $6.71 per share, in the third quarter of 2022. Cash from operations was $2.9 billion in the third quarter of 2023, compared to $3.1 billion in the third quarter of 2022. Free cash flow was $2.5 billion in the third quarter of 2023, compared to $2.7 billion in the third quarter of 2022.
"Our third quarter results were at or above our expectations across the board, generating $2.5 billion of free cash flow, with nearly 100% returned to shareholders through dividends and share repurchases." said Lockheed Martin Chairman, President and CEO Jim Taiclet. "Our backlog remains robust at $156 billion as both domestic and international orders were strong. Moreover, our 21st Century Security strategy is resulting in new business successes, including the award of the transformational AIR6500 integrated air and missile defense program by the Australian Defence Force, which will serve as a blueprint for future joint all-domain operations worldwide.
Looking ahead, we’ll continue to pursue our strategy of building capacity, efficiency and resilience into our production operations, driving advanced digital technologies to enhance integrated deterrence through collaboration with our customers and tech and aerospace industry partners, and expanding our international business and operations. This strategy is designed to drive growth in our traditional platforms and systems, augmented with digital service revenues over time, which in turn will support our dynamic capital allocation process to reward shareholders.”

Adjusted earnings before income taxes, net earnings and diluted EPS
The table below shows the impact to earnings before income taxes, net earnings and diluted earnings per share (EPS) for certain non-operational items:

	(in millions, except per share data)	Quarters Ended
		Sept. 24, 2023			Sept. 25, 2022
		Earnings Before Income Taxes	Net Earnings	Diluted EPS	Earnings Before Income Taxes	Net Earnings	Diluted EPS
	As Reported (GAAP)	$1,953	$1,684	$6.73	$2,099	$1,778	$6.71
	Mark-to-market investment losses[1]	14	11	0.04	59	45	0.16
	As Adjusted (Non-GAAP)[2]	$1,967	$1,695	$6.77	$2,158	$1,823	$6.87

1	Includes changes in valuations of the company's net assets and liabilities for deferred compensation plans and early-stage company investments.
2	See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Summary Financial Results

The following table presents the company's summary financial results.

	(in millions, except per share data)	Quarters Ended		Nine Months Ended
		Sept. 24, 2023	Sept. 25, 2022	Sept. 24, 2023	Sept. 25, 2022
	Net sales	$16,878	$16,583	$48,697	$46,993

	Business segment operating profit[1,2]	$1,810	$1,918	$5,347	$5,399
	Unallocated items
	FAS/CAS operating adjustment	414	430	1,245	1,281
	Intangible asset amortization expense[2]	(61)	(62)	(185)	(186)
	Other, net[3]	(121)	(127)	(193)	(439)
	Total unallocated items	232	241	867	656
	Consolidated operating profit	$2,042	$2,159	$6,214	$6,055

	Net earnings[3,4]	$1,684	$1,778	$5,054	$3,820

	Diluted earnings per share[3,4]	$6.73	$6.71	$19.97	$14.31

	Cash from operations[5]	$2,891	$3,133	$5,555	$5,874
	Capital expenditures	(364)	(405)	(987)	(977)
	Free cash flow[1,5]	$2,527	$2,728	$4,568	$4,897

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
2
Effective Jan. 1, 2023, the company reclassified intangible asset amortization expense out of the business segment operating profit and into the unallocated items line item to better align with how management views and manages the business. The 2022 amounts reflect the impact of this change.

3
Other, net for the quarter ended Sept. 24, 2023 included insignificant net losses due to changes in the fair value of net assets and liabilities for deferred compensation plans, compared to net losses of $33 million ($25 million, or $0.09 per share, after-tax) for the quarter ended Sept. 25, 2022.

4
Net earnings for the quarters ended Sept. 24, 2023 and Sept. 25, 2022 included net losses of $13 million ($10 million, or $0.04 per share, after-tax) and $26 million ($20 million, or $0.07 per share, after-tax) due to changes in the fair value of early-stage company investments.

5	See the "Cash Flows and Capital Deployment Activities" section of this news release for more information.

2023 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the company's current expectations. Actual results may differ materially from those projected. It is the company's practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, pension risk transfer transactions, financing transactions, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the company's actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	Current 2023 Outlook[1]

	Net sales	~$66,250 - $66,750

	Business segment operating profit[2]	~$7,325 - $7,375

	Total FAS/CAS pension adjustment[3]	~$2,100

	Diluted earnings per share	~$27.00 - $27.20

	Cash from operations	~$8,150
	Capital expenditures	~$(1,950)
	Free cash flow[2]	≥$6,200

1
The company’s current 2023 financial outlook does not include any future gains or losses related to changes in valuations of the company's net assets and liabilities for deferred compensation plans or early-stage company investments. The company’s financial outlook for 2023 assumes that the U.S. Government continues to operate and the company's programs remain funded. In addition, the outlook includes known impacts from inflationary pressures and labor and supply chain challenges at the time of this news release and experienced to date.

2	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
3
The total FAS/CAS pension adjustment is presented as a single amount and includes total expected U.S. Government cost accounting standards (CAS) pension cost of approximately $1.7 billion and total expected financial accounting standards (FAS) pension income of approximately $375 million. For additional detail regarding the pension amounts reported in operating and non-operating results, refer to the supplemental table included at the end of this news release.

Cash Flows and Capital Deployment Activities
Cash from operations in the third quarter of 2023 was $2.9 billion and capital expenditures were $364 million, resulting in free cash flow of $2.5 billion. The decrease in operating and free cash flows in the third quarter of 2023 compared to the same period in 2022 was primarily due to changes in inventory and customer advances due to timing.
The company's cash activities in the third quarter of 2023, included the following:
•paying cash dividends of $747 million;
•paying $1,750 million to repurchase 4.0 million shares; and
•making a scheduled repayment of $115 million of long-term debt.
As previously announced on October 6, 2023, the company's board authorized the repurchase of its common stock up to an additional $6.0 billion, increasing the total authorization for potential future common stock repurchases to $13.0 billion. The stock repurchase program does not have an expiration date and may be amended or terminated by the board of directors at any time. The amount of shares ultimately purchased and the timing of purchases are at the discretion of management and subject to compliance with applicable law and regulation.
On October 6, 2023, the company authorized a fourth quarter dividend payment of $3.15 per share, representing an increase of $0.15 per share over the prior quarterly dividend payment.

Segment Results
The company operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the company's business segments and reconciles these amounts to the company's consolidated financial results.

	(in millions)	Quarters Ended		Nine Months Ended
		Sept. 24, 2023	Sept. 25, 2022	Sept. 24, 2023	Sept. 25, 2022
	Net sales
	Aeronautics	$6,717	$7,089	$19,861	$19,352
	Missiles and Fire Control	2,939	2,831	8,082	8,030
	Rotary and Mission Systems	4,121	3,781	11,528	11,345
	Space	3,101	2,882	9,226	8,266
	Total net sales	$16,878	$16,583	$48,697	$46,993

	Operating profit
	Aeronautics	$671	$759	$2,064	$2,051
	Missiles and Fire Control	398	383	1,146	1,186
	Rotary and Mission Systems	482	472	1,286	1,339
	Space	259	304	851	823
	Total business segment operating profit[1]	1,810	1,918	5,347	5,399
	Unallocated items
	FAS/CAS operating adjustment	414	430	1,245	1,281
	Intangible asset amortization expense[1]	(61)	(62)	(185)	(186)
	Other, net	(121)	(127)	(193)	(439)
	Total unallocated items	232	241	867	656
	Total consolidated operating profit	$2,042	$2,159	$6,214	$6,055

1	Effective Jan. 1, 2023, the company reclassified intangible asset amortization expense out of the business segment operating profit and into the unallocated items line item to better align with how management views and manages the business. The 2022 amounts reflect the impact of this change.

Net sales and operating profit of the company's business segments exclude intersegment sales, cost of sales, and profit as these activities are eliminated in consolidation and not included in management’s evaluation of performance of each segment. Business segment operating profit includes the company's share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of the company's business segments.
Business segment operating profit excludes the FAS/CAS pension operating adjustment, a portion of corporate costs not considered allowable or allocable to contracts with the U.S. Government under the applicable U.S. Government cost accounting standards (CAS) or federal acquisition regulations (FAR), and other items not considered part of management's evaluation of segment operating performance such as a portion of management and administration costs, legal fees and settlements, environmental costs, stock-based compensation expense, retiree benefits, significant severance actions, significant asset impairments, gains or losses from divestitures, intangible asset amortization expense, and other miscellaneous corporate activities. Excluded items are included in the reconciling item “Unallocated items” between operating profit from the company's business segments and its consolidated operating profit.
Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of the company's segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the company's contracts. Increases in profit booking rates, typically referred to as favorable profit adjustments, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate and are typically referred to as unfavorable profit adjustments. Increases or decreases in profit booking rates are recognized in the period they are determined and reflect the inception-to-date effect of such changes.
The company's consolidated net favorable profit booking rate adjustments represented approximately 19% and 24% of total segment operating profit in the quarters ended September 24, 2023 and September 25, 2022.

Aeronautics

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 24, 2023	Sept. 25, 2022	Sept. 24, 2023	Sept. 25, 2022
Net sales	$6,717	$7,089	$19,861	$19,352
Operating profit	671	759	2,064	2,051
Operating margin	10.0%	10.7%	10.4%	10.6%

Aeronautics' net sales in the third quarter of 2023 decreased $372 million, or 5%, compared to the same period in 2022. The decrease was primarily attributable to lower net sales of $525 million for the F-35 program due to lower volume on production contracts and the recognition in the third quarter 2022 of $325 million of sales deferred from the second quarter of 2022 until additional contractual authorization and funding was received on the Lot 15 contract. This decrease was partially offset by higher net sales of $125 million on classified programs due to higher volume.
Aeronautics' operating profit in the third quarter of 2023 decreased $88 million, or 12%, compared to the same period in 2022. The decrease was primarily attributable to lower operating profit of $115 million for the F-35 program due to lower volume and lower favorable profit adjustments on production contracts and the recognition of sales and associated operating profit in the third quarter of 2022 on the Lot 15 contract as described above. This decrease was partially offset by higher operating profit of $50 million on classified programs due to higher net favorable profit adjustments in 2023 and the absence in 2023 of unfavorable profit adjustments recorded in the third quarter of 2022. Total net profit booking rate adjustments were $80 million lower in the third quarter of 2023 compared to the same period in 2022.

Missiles and Fire Control

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 24, 2023	Sept. 25, 2022	Sept. 24, 2023	Sept. 25, 2022
Net sales	$2,939	$2,831	$8,082	$8,030
Operating profit	398	383	1,146	1,186
Operating margin	13.5%	13.5%	14.2%	14.8%

MFC's net sales in the third quarter of 2023 increased $108 million, or 4%, compared to the same period in 2022. The increase was primarily attributable to higher net sales of $125 million for tactical and strike missile programs due to higher volume (Guided Multiple Launch Rocket Systems (GMLRS) and High Mobility Artillery Rocket System (HIMARS)). These increases were partially offset by lower net sales of $60 million for integrated air and missile defense programs due to lower volume (Patriot Advanced Capability-3 (PAC-3)).

MFC’s operating profit in the third quarter of 2023 increased $15 million, or 4%, compared to the same period in 2022. The increase was primarily attributable to higher operating profit of $10 million for sensors and global sustainment programs due to higher net favorable profit adjustments (Apache). Operating profit for integrated air and missile defense programs was comparable to the same period in 2022 due to lower favorable profit adjustments (PAC-3) in 2023 offset by the absence in 2023 of a $40 million unfavorable profit adjustment on the Advanced Radar Threat System Variant 2 (ARTS-V2) program in the third quarter of 2022. Total net profit booking rate adjustments were $15 million higher in the third quarter of 2023 compared to the same period in 2022.

Rotary and Mission Systems

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 24, 2023	Sept. 25, 2022	Sept. 24, 2023	Sept. 25, 2022
Net sales	$4,121	$3,781	$11,528	$11,345
Operating profit	482	472	1,286	1,339
Operating margin	11.7%	12.5%	11.2%	11.8%

RMS' net sales in the third quarter of 2023 increased $340 million, or 9%, compared to the same period in 2022. The increase was primarily attributable to higher net sales of $235 million for integrated warfare systems and sensors (IWSS) programs due to new program ramp up (Defense of Guam, Indirect Fire Protection Capability High Energy Laser (IFPC-HEL) and TPY-4 programs) and higher volume (Aegis); and higher net sales of $60 million on C6ISR (command, control, communications, computers, cyber, combat systems, intelligence, surveillance, and reconnaissance) programs due to higher volume.

RMS' operating profit in the third quarter of 2023 increased $10 million, or 2%, compared to the same period in 2022. The increase was primarily attributable to higher operating profit of $50 million for IWSS programs due to higher favorable profit adjustments (Littoral Combat Ship (LCS)) and new program ramp up (Defense of Guam, IFPC-HEL and TPY-4 programs). This increase was partially offset by lower operating profit of $35 million for Sikorsky helicopter programs due to lower favorable profit adjustments (Combat Rescue Helicopter (CRH) and Black Hawk). Total net profit booking rate adjustments were $25 million lower in the third quarter of 2023 compared to the same period in 2022.

Space

(in millions)	Quarters Ended		Nine Months Ended
	Sept. 24, 2023	Sept. 25, 2022	Sept. 24, 2023	Sept. 25, 2022
Net sales	$3,101	$2,882	$9,226	$8,266
Operating profit	259	304	851	823
Operating margin	8.4%	10.5%	9.2%	10.0%

Space's net sales in the third quarter of 2023 increased $219 million, or 8%, compared to the same period in 2022. The increase was primarily attributable to higher net sales of $135 million for strategic and missile defense programs due to higher volume (Next Generation Interceptor (NGI) development and Fleet Ballistic Missile (FBM)); higher net sales of $45 million for national security space programs due to higher volume (Global Positioning System (GPS) III); and higher net sales of $40 million for commercial civil space programs due to higher volume (Orion).

Space's operating profit in the third quarter of 2023 decreased $45 million, or 15%, compared to the same period in 2022. The decrease was primarily attributable to $35 million of lower equity earnings from ULA due to lower launch volume. Total net profit booking rate adjustments were $30 million lower in the third quarter of 2023 compared to the same period in 2022.
Total equity earnings (primarily ULA) represented approximately $15 million, or 6% of Space's operating profit during the quarter ended Sept. 24, 2023, compared to approximately $50 million, or 16% during the quarter ended Sept. 25, 2022.

Income Taxes

The company's effective income tax rate was 13.8% and 15.3% for the quarters ended Sept. 24,
2023 and Sept. 25, 2022. The rate for the third quarter of 2023 was lower than the third quarter of 2022 primarily due to additional research and development tax credits for prior years. The rates for all periods benefited from research and development tax credits, tax deductions for foreign derived intangible income and dividends paid to the company's defined contribution plans with an employee stock ownership plan feature.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the company, this information should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. In addition, the company's definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit
Business segment operating profit represents operating profit from the company's business segments before unallocated income and expense. This measure is used by the company's senior management in evaluating the performance of its business segments and is a performance goal in the company's annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	2023 Outlook
	Business segment operating profit (non-GAAP)	~$7,325 - $7,375
	FAS/CAS operating adjustment[1]	~1,660
	Intangible asset amortization expense	~(245)
	Other, net	~(340)
	Consolidated operating profit (GAAP)	~$8,400 - $8,450

1
Reflects the amount by which expected total CAS pension cost of $1.7 billion, exceeds the expected FAS pension service cost and excludes expected non-service FAS pension income. Refer to the supplemental table "Selected Financial Data" included in this news release for a detail of the FAS/CAS operating adjustment.

Free cash flow
Free cash flow is cash from operations less capital expenditures. The company's capital expenditures are comprised of equipment and facilities infrastructure and information technology (inclusive of costs for the development or purchase of internal-use software that are capitalized). The company uses free cash flow to evaluate its business performance and overall liquidity and it is a performance goal in the company's annual and long-term incentive plans. The company believes free cash flow is a useful measure for investors because it represents the amount of cash generated from operations after reinvesting in the business and that may be available to return to stockholders and creditors (through dividends, stock repurchases and debt repayments) or available to fund acquisitions or other investments. The entire free cash flow amount is not necessarily available for discretionary expenditures, however, because it does not account for certain mandatory expenditures, such as the repayment of maturing debt and pension contributions.

Adjusted earnings before income taxes; adjusted net earnings and adjusted diluted EPS
Earnings before income taxes, net earnings and diluted earnings per share (EPS) were impacted by certain non-operational items for all periods. Management believes the presentation of these measures adjusted for the impacts of these non-operational items is useful to investors in understanding the company’s underlying business performance and comparing performance from period to period. The tax effects related to each adjustment that impacted earnings before income taxes are based on a blended tax rate that combines the federal statutory rate of 21% plus an estimated state tax rate.
Total FAS/CAS pension adjustment – adjusted; Total FAS pension income - adjusted
Total FAS/CAS pension adjustment and Total FAS pension income have been adjusted for the noncash, non-operating pension settlement charge recorded in 2022. Management believes that the exclusion of the pension settlement charge is useful to understanding the company’s underlying business performance and comparing performance from period to period.

Webcast and Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, October 17, 2023, at 11:00 a.m. ET on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor. The accompanying presentation slides and relevant financial charts are also available at www.lockheedmartin.com/investor.

For additional information, visit the company’s website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 116,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contacts:
Rebecca Miller, director, Global Media Relations
+1 301-214-3030, media.relations@lmco.com

Investor Relations Contacts:
Maria Ricciardone Lee, vice president, Investor Relations
Christopher Fritz, director, Investor Relations
+1 301-897-6800, investor.relations@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the company's reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and the company's ability to negotiate favorable contract terms;
•budget uncertainty, the risk of future budget cuts, the impact of continuing resolution funding mechanisms and the debt ceiling and the potential for government shutdowns and changing funding and acquisition priorities;
•    risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs, including the F-35 program;
•    planned production rates and orders for significant programs, compliance with stringent performance and reliability standards, and materials availability, including government furnished equipment;
•the timing of contract awards or delays in contract definitization as well as the timing and customer acceptance of product deliveries and performance milestones;
•the company's ability to recover costs under U.S. Government contracts and the mix of fixed-price and cost-reimbursable contracts;
•    customer procurement policies that shift risk to contractors, including competitively bid programs with fixed-price development work or follow-on production options or other financial risks; and the impact of investments, cost overruns or other cost pressures and performance issues on fixed price contracts;
•changes in procurement and other regulations and policies affecting the company's industry, export of its products, cost allowability or recovery, preferred contract type, and performance and progress payments policy;
•    performance and financial viability of key suppliers, teammates, joint ventures (including United Launch Alliance), joint venture partners, subcontractors and customers;
•    economic, industry, business and political conditions including their effects on governmental policy;
•    the impact of inflation and other cost pressures;
•the impact of pandemics and epidemics on the company’s business and financial results, including supply chain disruptions and delays, employee absences, and program delays;
•    government actions that disrupt the company's supply chain or prevent the sale or delivery of its products (such as delays in approvals for exports requiring Congressional notification);
•    trade policies or sanctions (including Chinese sanctions on the company or its suppliers, teammates or partners, U.S. Government sanctions on Türkish entities and persons, and potential indirect effects of sanctions on Russia to the company's supply chain);
•    the company's success expanding into and doing business in adjacent markets and internationally and the risks posed by international sales;
•    changes in foreign national priorities and foreign government budgets and planned orders, including potential effects from fluctuations in currency exchange rates;
•    the competitive environment for the company's products and services, including competition from startups and non-traditional defense contractors;
•    the company's ability to develop and commercialize new technologies and products, including emerging digital and network technologies and capabilities;
•the company's ability to benefit fully from or adequately protect its intellectual property rights;
•    the company's ability to attract and retain a highly skilled workforce, the impact of work stoppages or other labor disruptions;
•    cyber or other security threats or other disruptions faced by the company or its suppliers;

•    the company's ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases, dividend payments and financing transactions;
•    the accuracy of the company's estimates and projections;
•    the impact of pension risk transfers, including potential noncash settlement charges, timing and estimates regarding pension funding and movements in interest rates and other changes that may affect pension plan assumptions, stockholders’ equity, the level of the FAS/CAS adjustment, and actual returns on pension plan assets;
•    realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility affecting the fair value of investments that are marked to market;
•    the company's efforts to increase the efficiency of its operations and improve the affordability of its products and services, including through digital transformation and cost reduction initiatives;
•    the risk of an impairment of the company's assets, including the potential impairment of goodwill and intangibles;
•    the availability and adequacy of the company's insurance and indemnities;
•    impacts of climate change and compliance with laws, regulations, policies, and customer requirements in response to climate change concerns;
•    changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application, and changes in the amount or reevaluation of uncertain tax positions; and
•    the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that the company has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in its business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2022 and subsequent quarterly reports on Form 10-Q. The company’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The company’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the company expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended		Nine Months Ended
		Sept. 24, 2023	Sept. 25, 2022	Sept. 24, 2023	Sept. 25, 2022
	Net sales	$16,878	$16,583	$48,697	$46,993
	Cost of sales[2]	(14,830)	(14,463)	(42,513)	(41,008)
	Gross profit	2,048	2,120	6,184	5,985
	Other income, net	(6)	39	30	70
	Operating profit	2,042	2,159	6,214	6,055
	Interest expense	(237)	(145)	(662)	(421)
	Non-service FAS pension income (expense)	111	111	332	(1,080)
	Other non-operating income (expense), net[3]	37	(26)	69	(64)
	Earnings before income taxes	1,953	2,099	5,953	4,490
	Income tax expense	(269)	(321)	(899)	(670)
	Net earnings	$1,684	$1,778	$5,054	$3,820
	Effective tax rate	13.8%	15.3%	15.1%	14.9%

	Earnings per common share
	Basic	$6.75	$6.73	$20.04	$14.36
	Diluted	$6.73	$6.71	$19.97	$14.31

	Weighted average shares outstanding
	Basic	249.3	264.1	252.2	266.0
	Diluted	250.2	265.1	253.1	266.9

	Common shares reported in stockholders’ equity at end of period			247	261

1
The company closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on Sept. 24, for the third quarter of 2023 and Sept. 25, for the third quarter of 2022. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the company's fiscal year ends on Dec. 31.

2
In the third quarter of 2023, the company recognized insignificant net losses due to changes in the fair value of net assets and liabilities for deferred compensation plans, compared to net losses of $33 million ($25 million, or $0.09 per share, after-tax) in the third quarter of 2022.

3
In the third quarter of 2023 and 2022, the company recognized net losses of $13 million ($10 million, or $0.04 per share, after-tax) and $26 million ($20 million, or $0.07 per share, after-tax) due to changes in the fair value of early-stage company investments.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

		Quarters Ended			Nine Months Ended
		Sept. 24, 2023	Sept. 25, 2022	% Change	Sept. 24, 2023	Sept. 25, 2022	% Change
	Net sales
	Aeronautics	$6,717	$7,089	(5%)	$19,861	$19,352	3%
	Missiles and Fire Control	2,939	2,831	4%	8,082	8,030	1%
	Rotary and Mission Systems	4,121	3,781	9%	11,528	11,345	2%
	Space	3,101	2,882	8%	9,226	8,266	12%
	Total net sales	$16,878	$16,583	2%	$48,697	$46,993	4%

	Operating profit
	Aeronautics	$671	$759	(12%)	$2,064	$2,051	1%
	Missiles and Fire Control	398	383	4%	1,146	1,186	(3%)
	Rotary and Mission Systems	482	472	2%	1,286	1,339	(4%)
	Space	259	304	(15%)	851	823	3%
	Total business segment operating profit[1]	1,810	1,918	(6%)	5,347	5,399	(1%)
	Unallocated items
	FAS/CAS operating adjustment	414	430		1,245	1,281
	Intangible asset amortization expense	(61)	(62)		(185)	(186)
	Other, net[1,2]	(121)	(127)		(193)	(439)
	Total unallocated items	232	241	(4%)	867	656	32%
	Total consolidated operating profit	$2,042	$2,159	(5%)	$6,214	$6,055	3%

	Operating margin
	Aeronautics	10.0%	10.7%		10.4%	10.6%
	Missiles and Fire Control	13.5%	13.5%		14.2%	14.8%
	Rotary and Mission Systems	11.7%	12.5%		11.2%	11.8%
	Space	8.4%	10.5%		9.2%	10.0%
	Total business segment operating margin	10.7%	11.6%		11.0%	11.5%

	Total consolidated operating margin	12.1%	13.0%		12.8%	12.9%

1	Effective Jan. 1, 2023, the company reclassed intangible asset amortization expense out of the business segment operating profit and into the unallocated items line item to better align with how management views and manages the business.
2
In the third quarter of 2023, the company recognized insignificant net losses due to changes in the fair value of net assets and liabilities for deferred compensation plans, compared to net losses of $33 million ($25 million, or $0.09 per share, after-tax) in the third quarter of 2022.

Lockheed Martin Corporation
Selected Financial Data
(unaudited; in millions)

		Current 2023 Outlook	2022 Actual
	Total FAS income (expense) and CAS cost
	FAS pension income (expense)	$375	$(1,058)
	Less: CAS pension cost	1,725	1,796
	Total FAS/CAS pension adjustment	2,100	738
	Less: pension settlement charge	—	1,470
	Total FAS/CAS pension adjustment - adjusted[1]	$2,100	$2,208

	Service and non-service cost reconciliation
	FAS pension service cost	$(65)	$(87)
	Less: CAS pension cost	1,725	1,796
	Total FAS/CAS pension operating adjustment	1,660	1,709
	Non-service FAS pension income (expense)	440	(971)
	Total FAS/CAS pension adjustment	2,100	738
	Less: pension settlement charge	—	1,470
	Total FAS/CAS pension adjustment - adjusted[1]	$2,100	$2,208

1	Total FAS/CAS pension adjustment – adjusted is a non-GAAP measure. See the "Use of Non-GAAP Financial Measures" section of this news release for more information. The company recognized a noncash, non-operating settlement charge of $1,470 million in the second quarter of 2022 related to the accelerated recognition of actuarial losses previously included in accumulated other comprehensive loss for certain pension plans as a result of the purchase of group annuity contracts from an insurance company.

Lockheed Martin Corporation
Consolidated Balance Sheets
(unaudited, in millions, except par value)

	Sept. 24, 2023	Dec. 31, 2022
Assets
Current assets
Cash and cash equivalents	$3,551	$2,547
Receivables, net	2,405	2,505
Contract assets	13,605	12,318
Inventories	3,312	3,088
Other current assets	449	533
Total current assets	23,322	20,991

Property, plant and equipment, net	8,046	7,975
Goodwill	10,782	10,780
Intangible assets, net	2,274	2,459
Deferred income taxes	4,873	3,744
Other noncurrent assets	7,369	6,931
Total assets	$56,666	$52,880

Liabilities and equity
Current liabilities
Accounts payable	$3,817	$2,117
Salaries, benefits and payroll taxes	3,139	3,075
Contract liabilities	7,936	8,488
Current maturities of long-term debt	168	118
Other current liabilities	2,133	2,089
Total current liabilities	17,193	15,887

Long-term debt, net	17,221	15,429
Accrued pension liabilities	5,323	5,472
Other noncurrent liabilities	7,655	6,826
Total liabilities	47,392	43,614

Stockholders’ equity
Common stock, $1 par value per share	247	254
Additional paid-in capital	107	92
Retained earnings	17,066	16,943
Accumulated other comprehensive loss	(8,146)	(8,023)
Total stockholders’ equity	9,274	9,266
Total liabilities and equity	$56,666	$52,880

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Nine Months Ended
	Sept. 24, 2023	Sept. 25, 2022
Operating activities
Net earnings	$5,054	$3,820
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	1,009	965
Stock-based compensation	221	195
Deferred income taxes	(395)	(540)
Pension settlement charge	—	1,470
Changes in assets and liabilities
Receivables, net	100	(521)
Contract assets	(1,287)	(1,754)
Inventories	(224)	(132)
Accounts payable	1,731	1,834
Contract liabilities	(552)	(48)
Income taxes	(81)	113
Qualified defined benefit pension plans	(283)	(322)
Other, net	262	794
Net cash provided by operating activities	5,555	5,874

Investing activities
Capital expenditures	(987)	(977)
Other, net	(4)	(4)
Net cash used for investing activities	(991)	(981)

Financing activities
Issuance of long-term debt, net of related costs	1,975	2,267
Repayments of long-term debt	(115)	(2,250)
Repurchases of common stock	(3,000)	(3,694)
Dividends paid	(2,289)	(2,250)
Other, net	(131)	(140)
Net cash used for financing activities	(3,560)	(6,067)

Net change in cash and cash equivalents	1,004	(1,174)
Cash and cash equivalents at beginning of period	2,547	3,604
Cash and cash equivalents at end of period	$3,551	$2,430

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

Backlog	Sept. 24, 2023	Dec. 31, 2022
Aeronautics	$55,265	$56,630
Missiles and Fire Control	33,059	28,735
Rotary and Mission Systems	37,593	34,949
Space	30,117	29,684
Total backlog	$156,034	$149,998

	Quarters Ended		Nine Months Ended
Aircraft Deliveries	Sept. 24, 2023	Sept. 25, 2022	Sept. 24, 2023	Sept. 25, 2022
F-35	30	27	80	88
F-16	1	—	2	—
C-130J	7	7	13	18
Government helicopter programs	3	20	24	62
Commercial helicopter programs	3	—	4	—
International military helicopter programs	1	—	1	5

	Number of Weeks in Reporting Period[1]	2023	2022
	First quarter	12	12
	Second quarter	13	13
	Third quarter	13	13
	Fourth quarter	14	14

1	Calendar quarters are typically comprised of 13 weeks. However, the company closes its books and records on the last Sunday of each month, except for the month of Dec., as its fiscal year ends on Dec. 31. As a result, the number of weeks in a reporting quarter may vary slightly during the year and for comparable prior year periods.